Exhibit 99.1

JAN L. MURLEY JOINS QWEST BOARD OF DIRECTORS

DENVER, Dec. 14, 2007 — Qwest Communications International Inc. (NYSE: Q) announced it elected to its board of directors Jan L. Murley, a consultant with private equity firm Kohlberg Kravis Roberts & Co.

Prior to her current role, Murley was chief executive officer and a director of The Boyds Collection, Ltd., a KKR portfolio company, from 2003 to 2006. The Boyds Collection is a designer and manufacturer of gifts and collectibles. Murley joined Hallmark Cards, Inc. — the world’s largest publisher of greeting cards — in 1999 as group vice president where she was responsible for North American marketing, strategy, business development and corporate brand management. Prior to joining Hallmark, Murley was a vice president with Procter & Gamble. During her more than 20 years at P&G, she held a number of marketing and general management positions.

Murley currently serves as a director of The Clorox Company and 1-800 Flowers.com.

“I am very pleased to welcome Jan to the Qwest board,” said Ed Mueller, Qwest chairman and CEO. “Jan’s extensive retail knowledge and experience building some of the most recognizable consumer brands will be a tremendous asset to Qwest.”

With the appointment of Murley, the Qwest board stands at 13 directors.

About Qwest
Qwest offers a powerful combination of award-winning broadband, video and voice solutions for residential customers, businesses and government agencies. Customers coast to coast turn to Qwest’s industry-leading national fiber optic network to meet their evolving communications and entertainment needs. Qwest employees are the driving force behind the company’s nationally recognized Spirit of Service. Qwest is a participant in Networx, the largest communications services contract in the world, to provide innovative voice, data and video services. For more information about Qwest, please visit www.qwest.com. For more information about the products and services Qwest is offering in the Networx contract, visit www.gsanetworx.com.

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Contacts:	Media Contact:	Investor Contact:
	Diane Reberger	Rahn Porter
	303-992-1662	800-567-7296
	diane.reberger@qwest.com	IR@qwest.com